Exhibit 99.2

Brian Siegel

Thank you, Operator.

Good morning and welcome to Moving iMage Technologies' earnings conference call and webcast.

With me today is Chairman and CEO, Phil Rafnson, who will provide an industry overview; Co-Founder and Executive VP of Sales and Marketing, Joe Delgado, who will provide a strategy and business overview; and our CFO, Bill Greene. For those of you that have not seen today's release, it is available in the Investors section of our website.

Before beginning, I would like to remind everyone that, except for historical information, the matters discussed in this presentation are forward-looking statements that involve several risks and uncertainties. Words like believe, expect, anticipates, mean that these are our best estimates as of this writing, but that there can be no assurances that expected or anticipated results or events will actually take place. Actual future results could differ materially from those statements. Further information on the Company's risk factors is contained in the Company's quarterly and annual reports filed with the SEC.

Now, I'd like to turn the call over to Phil. Phil, take it away.

Phil Rafnson

Thank you, Brian, and thank you all for joining us today. I'm Phil Rafnson, CEO of Moving iMage Technologies, or MiT. As you look at MiT as an investment, industry and company-specific factors will contribute to our future performance. First, I'll address the cinema industry tailwinds and then Joe will discuss why we’re so excited about the future where we are introducing potentially disruptive technologies into cinema, Esports, stadiums, arenas and other live entertainment venues.

Historically, our business has been cyclical, driven by new technology and technology upgrade cycles. We are currently in the early days of one right now, where cinema owners are starting to upgrade their technology that is coming to the end of its useful life, with newer technologies such as laser projectors with upgraded servers, new screens and smart sound systems being purchased to replace these. Additionally, we are seeing cinema owners build new theaters, and upgrade or refurbish older ones. These new theaters often include new amenities such as dine-in, bars and more, all with the idea of making going to the movies a destination experience.

From an industry growth standpoint, as I’ve discussed previously on these calls, COVID took its toll on the industry. Over the past two years, we have returned to a more normalized environment, with the box office originally expected to approach pre-pandemic levels this year. Unfortunately, the Hollywood strikes have negatively impacted the box office over the near-term, but theater owners are pivoting to non-movie content, whether it be sports, Esports, or concerts, to offset some of the lost revenue. An example is AMC partnering with Taylor Swift to show her concerts in its theaters. Additionally, now that the actor's strike is over, we expect the studios to move ahead aggressively with marketing releasing new movies.

Before turning the call over to Joe, I'd like to thank our dedicated employees. Without them, we would not be in what I believe is the strongest position we've ever been in as a Company from an operational, financial product, and competitive perspective.

Thank you. Joe?

Joe Delgado

Thank you, Phil, and good morning, everyone.

I'll start by briefly reviewing our business and providing updates on each area. Today, cinema is our core legacy business, which consists of FF&E projects and selling our proprietary US-manufactured goods and third-party technologies. As Phil mentioned, this part of our business has historically been more cyclical and lumpy, with project start dates often being pushed out. Additionally, FF&E projects tend to be at the low end of our gross margin profile, although there is strong operating leverage in this part of the business.

Today, FF&E is the largest part of our business. However, given the lower margin profile, lumpiness, and timing factors I just mentioned, a major part of our strategy going forward is to shift our mix towards higher margin products, as well as smooth out the lumpiness and cyclicality.

For Cinema, this includes expanding our existing lineup of over 50 proprietary manufactured products, including our ADA products and Caddy lines, which were key contributors to our strong first quarter results. By manufacturing these products, we can significantly increase our margins on FF&E projects and our overall company gross margin when sold à la carte.

Additionally, our partnership with LEA Professional for smart power amps is another potential source of growth and margin expansion for FF&E projects and a la carte sales. Each theater needs 5 or 6 power amps, and the competitors' products tend to fail. LEA’s warranty is two times the industry's, demonstrating their confidence in product quality. After the end of the quarter, we announced our first two orders for these projects, and we currently have several large circuits testing these products. Between the quality at LEA and supply chain and quality challenges at their competitors, which are de-emphasizing the cinema market, I feel optimistic that we will see a nice sales ramp in FY24.

Next for Cinema, which truly excites me about our future, we are in the latter stages of going to market with a set of potentially disruptive, high-margin technology offerings that will also bring recurring services revenue. First, I'll discuss our MiTranslator offering. The MiTranslator is a multi-language technology solution with a recurring revenue stream that forms the high end of our accessibility strategy. The market in North America alone is tremendous, with over 70 million non-English proficient speakers who may not have previously attended the movies. With this product and service, those who did attend previously can now have a significantly enhanced moviegoing experience. This is a new product class for the industry, and adoption has yet to occur. That said, I believe there are now catalysts that play into adopting the MiTranslator solution.

The North American Theater Owners organization, known as NATO within the industry, established the Cinema Foundation, an all-industry non-profit charged with promoting and expanding the industry and the overall moviegoing experience. Our own Frank Tees serves on its Board of Directors. One of the foundation's top marketing priorities is to expand outreach and bring more ADA and non-English proficient patrons to the movies. These initiatives fall right into the wheelhouse of MiTranslator, and there was tremendous enthusiasm and interest in the product at CinemaCon and subsequent tradeshows. We believe that this industry effort bodes well for the success of MiTranslator, and we will keep you apprised of any developments.

CineQC, our SaaS-based quality control platform, is another example. We have been working with National Amusements, a large international movie circuit, on upgrading and improving this product. Unfortunately, the additional development we have been doing has delayed our plans to roll out the product more broadly. However, once complete, we will have a much more robust, tested offering to bring to other clients.

The next opportunity for us is to move beyond Cinema. Here, we are targeting two areas – other live entertainment venues and Esports.

I believe eSports has the potential to be a significant incremental growth driver for us in fiscal 2024. In May, we did an investor presentation, which is available on our IR website, with Rick Starr, founder of our Esports partner, SNDBX. He laid out his vision for creating the Little League of Esports by setting up local, amateur leagues in movie theaters hosted on the big screen. Not only is this a very attractive activity for parents and kids, but for theater owners as well. With a Sandbox league, a theater can fill excess capacity of over 6,000 empty seats per year and get a return on its investment in as little as eight months. That is a compelling return in general, but especially to the theater owners who are used to getting a return on their investments in 18 to 24 months. Rick then said, he already had an active pipeline in North America of over 2,500 locations and another 500 internationally. Right now, he is out doing a funding round, which will enable him to start to ramp up locations more quickly so stay tuned.

Finally, the growth opportunity I’m most excited about is what we currently call eCaddy. We have infused our Caddy product line of cupholders with technology and will develop applications and services for use in stadiums and arenas. We introduced the eCaddy concept to our first major league stadium executives in September and October. We got great feedback on the type of applications that would excite them and identified other potential partners. This month, we'll perform additional market research with other stadium and arena executives to further solidify the picture for the apps and services that drive demand for this product.

The TAM here is huge, with millions of existing seats becoming retrofit candidates in addition to new stadium and arena builds. The potential here on its own is tremendous, but in combination with eSports, MiTranslator, and CineQC, it can reshape our business and financial models in the future. We'll keep you appraised as we hit milestones.

As I mentioned on our previous call, we have accelerated our strategy to expand outside North America. We had established relationships overseas before the pandemic and have been reconnecting over the past few quarters. The opportunities here encompass many products that we believe can smoothly transition to international markets, including new product lines. Additionally, the cinema market in Europe is just starting to recover from the pandemic, roughly two years after we did, so the timing for us to explore these opportunities couldn’t be better. Initially, we see the opportunity for LEA smart power amps, MiTranslator, and CineQC to move to international markets in the years to come, and SNDBX already has a pipeline established outside North America.

Finally, we have an active corporate development program that includes business development deals we made with SNDBX and LEA, acquisitions such as the ADA product line, and other ongoing activities.

In conclusion, we are still in the early innings of our growth opportunity for our emerging technologies while our legacy business continues to improve.

With that, I thank you, and I'll turn it over to Brian.

Brian Siegel

Thanks Joe, and thank you, everyone, for attending our earnings call. I'm going to spend a little time reviewing your model, and then I'll take you through the quarter, followed by a Q&A.

Currently, FF&E projects are the key driver for our business, making up roughly 60% to 65% of revenue. We serve as a project manager, procuring and reselling FF&E and services for refurbishing and upgrading or building new theaters. Since much of the makeup of our projects are pass-through costs with a small margin added in, project margins are in the mid-teens. We have several routes to improve these margins, as demonstrated by our early FY24 results. Some ways that we improve project margins are to upsell installation services, including our proprietary manufactured products, and through the resale of higher margin technology products, including projectors and servers, and more recently, sound system products, through our relationship with LEA Professional.

As Joe and Phil mentioned, FF&E projects are more cyclical and can often see start dates pushed out, as we saw in FY23. Q124 saw some benefit from this, but we expect the majority to hit during the second half of the year.

Next, we sell our higher margin proprietary manufactured offerings à la carte, which have margins ranging from 35% to 55% and include our Caddy and ADA products. These products had strong quarters and contributed to the robust gross margin we reported in Q1.

In the future, as our emerging products like MiTranslator, CineQC, and eCaddy start to ramp and scale, we expect our mix to shift even more significantly away from FF&E, as we expect these products to have 50%+ gross margins.

Now, moving to the results. First quarter revenue of $6.6 million was up 13% versus $5.9 million last year.

Q1 Gross profit increased 17% to $1.8 million. Gross margin was up 80 basis points to 27.4% in the quarter, resulting from the favorable product mix.

Q1 GAAP Operating expenses were $1.4, down 5% versus last year, mainly due to lower corporate governance costs.

Q1 GAAP Operating income was $0.4 million versus a loss of $0.1 million last year.

Q1 GAAP net income and EPS were $0.4 million and $0.04 per share, versus a loss of $0.1 million and $0.01 per share last year.

Q1 Non-GAAP net income and EPS were $0.2 million and $0.02 compared to a loss of $0.1 million and $0.01 per share last year.

Reconciling this to GAAP, this year we added back $0.1 million in stock compensation.

Moving to the balance sheet, our cash and cash equivalents were $6.4 million at the end of the first quarter, down $200 thousand from the fourth quarter, mainly reflecting changes in working capital.

Now I’ll provide an update on our current FY24 expectations. I said last quarter that, only taking into account our legacy business, we expected to see low double-digit topline growth while paring losses and approaching break-even. To build on this, we expect the second quarter to be down year over year, reflecting traditional seasonal weakness. Our full year guidance already considered this, as we expected a stronger second half of the year.

Next, I provided upside opportunities not included in our guidance. I will now update these items.

●	There is an ADA product refresh at a top 5 cinema circuit that would begin in the second half of fiscal 2024. We recently held conversations with this circuit and feel we are well-positioned to get this order.
●	For Esports, last quarter, I said that our guidance included flat sales of our MovEsports systems to FY23, roughly 15-20 systems. I apologize, but I misspoke. In FY23, we only recognized revenue for 8 systems but received orders for 16 systems. Therefore, anything over eight systems sold in FY24 would be upside to our guidance. Additionally, once SNDBX closes its funding round, we expect them to quickly roll out leagues at the circuit that ordered the 8 systems not shipped in FY23.
●	As I discussed in our recent investor presentations, our incremental market opportunity for selling LEA smart power amplifiers is very significant. Still, we included $0 for sales of these products in our FY24 guidance, so any orders, like the two orders we announced in the second quarter, would be upside. With a total market of about $630 million in North America and about 5-10% annual attrition rates, the replacement market is $30 to $60 million annually. Capturing just 10% of this could add $3 to $6 million in revenue, which is material, considering we only reported $20 million in fiscal 2023. And this doesn’t even take into consideration new projects or international sales.

●	We continue to work with National Amusements and are awaiting their plans to roll out CineQC to their 500 international locations, which were not included in our guidance.
●	Any sales of the MiTranslator and any International sales would also be upside.

Regarding catalysts, you should be looking for announcements on the key initiatives mentioned during this call and the upside opportunities I mentioned just now. We plan to provide milestone updates for our emerging products and announce whatever orders we can through press releases and earnings calls this year.

Overall, I continue to believe we’ve never been in a stronger position within cinema, and we are excited that our new initiatives are moving forward. We prudently want to ensure that we have the right offerings and that they are ready for prime time before we start marketing more aggressively.

Just to let everybody know, Joe and I will be at the Sidoti Microcap Conference this week, so please tune in to the webcast at 315 ET on Wednesday. The link is available on our website. If you're interested in a 1:1 meeting, please reach out to me or request one through the Sidoti portal.

I want to thank everyone for attending today's call and look forward to speaking with you again on our next call in mid February.